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                                AMENDED & RESTATED                     EXH. 3.2

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 FLASHCOM, INC.

                  (Pursuant to Sections 228, 242 and 245 of the
                General Corporation Law of the State of Delaware)

        The undersigned, Richard Rasmus, hereby certifies that:

        FIRST: He is the duly elected President and Chief Executive Officer of Flashcom, Inc. a Delaware corporation (the "Corporation").

        SECOND: That the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 20, 1999.

        THIRD: This Amended and Restated Certificate of Incorporation restates and amends the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 18, 2000.

        FOURTH: The Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety as follows:

                                    ARTICLE I

                                      NAME

        The name of this Corporation is Flashcom, Inc.

                                   ARTICLE II

                           REGISTERED OFFICE AND AGENT

        The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of the Corporation's registered agent at that address is the Corporation Service Company.

                                   ARTICLE III

                                     PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.



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                                   ARTICLE IV

                                AUTHORIZED SHARES

        This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Four Hundred Twenty Million (420,000,000). Four Hundred Million (400,000,000) shares shall be Common Stock, $0.0001 par value per share, and Twenty Million (20,000,000) shares shall be Preferred Stock, $0.0001 par value per share.

        The Board of Directors of this Corporation (the "Board of Directors") is expressly authorized to provide for the issuance of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware.

        The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                      (a) The number of shares constituting that series and the distinctive designation of that series;

                      (b) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                      (c) Whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

                      (d) Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                      (e) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                      (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and

                      (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.


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                                    ARTICLE V

                       BOARD OF DIRECTORS AND STOCKHOLDERS

        5.1 Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the Board of Directors. The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the number of authorized directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3) the extra director shall be a member of Class III and if the fraction is two-thirds (2/3) one of the extra directors shall be a member of Class III and the other shall be a member of Class II. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors of the Corporation as of the date of filing of this Amended and Restated Certificate of Incorporation are hereby each assigned to a class, and the director assigned to Class I shall serve for a term ending on the date of the annual meeting in 2001, the directors assigned to Class II shall serve for a term ending on the date of the annual meeting in 2002, and the directors assigned to Class III shall serve for a term ending on the date of the annual meeting in 2003.

        The members of the present Board of Directors are allocated as follows:


          Class I                      Class II                   Class III
      ----------------             ---------------             -----------------
      Richard Rasmus               Todd Brooks                 William Matthes
      David Helfrich

        In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, retirement, resignation or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the number of directors in the respective classes into conformity with the formula in this Section 5.1, as applied to the new number of directors. Notwithstanding any of the foregoing provisions of this Section 5.1, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. A director may be removed by the stockholders only for cause. Should a vacancy occur or be created, the remaining directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created.

        5.2 Stockholders. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. At any annual meeting or special meeting of stockholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the Bylaws of the Corporation. Special meetings of the stockholders of the Corporation may be called at any time by the Chairman of the Board, or by a majority of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings,


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but such meetings may not be called by any other person or
persons. The stockholders may not call a special meeting. Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.

                                   ARTICLE VI

                       LIMITATION OF DIRECTORS' LIABILITY

        A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or
(iv) for any transaction from which the director derives an improper personal benefit.

        This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided; however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article 6 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

        If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article VI by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.


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                                   ARTICLE VII

                            INDEMNIFICATION OF AGENTS

        To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

                                  ARTICLE VIII

                               AMENDMENT OF BYLAWS

        The Board of Directors of the Corporation, as well as stockholders holding at least 66 2/3% of the outstanding voting stock of the Corporation and voting together as a single class, shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

                                   ARTICLE IX

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that no amendment, alteration, change or repeal may be made to
Article V or this Article IX without the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Corporation, voting together as a single class.

                                      * * *


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        FIFTH: The foregoing Amended and Restated Certificate of Incorporation has been approved by the Board of Directors by written consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware.

        SIXTH: The foregoing Amended and Restated Certificate of Incorporation has been approved by the stockholders of the Corporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

        SEVENTH: The foregoing Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned has executed this certificate and do affirm the foregoing as true under penalty of perjury this __th day of June, 2000.



                                    -------------------------------------
                                    Richard Rasmus
                                    President and Chief Executive Officer


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